Exhibit (h)(2)

FORM OF

FEE WAIVER AGREEMENT

PIMCO Funds

840 Newport Center Drive

Newport Beach, California 92660

February [ ], 2008

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Re:	PIMCO RealRetirement 2010 Fund, PIMCO RealRetirement 2020 Fund, PIMCO RealRetirement 2030 Fund, PIMCO RealRetirement 2040 Fund, PIMCO RealRetirement 2050 Fund (collectively, the “Funds”)

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”), as follows:

1. The Trust is an open-end investment company which has multiple separate investment portfolios. This Agreement shall pertain to the Funds, each a series of the Trust.

2. The Trust, for and on behalf of the Funds and in accordance with each Fund’s investment objectives and restrictions, as specified in the Funds’ prospectus, intends to invest a significant portion of each Fund’s assets in other series of the Trust (“Underlying Funds”).

3. Pursuant to an Investment Advisory Contract dated May 5, 2000, as restated August 19, 2003 and supplemented February [ ], 2008 (“Investment Advisory Contract”), between the Trust and PIMCO, the Trust has retained PIMCO to provide the Trust with investment advisory services. Pursuant to the Investment Advisory Contract, each Fund pays to PIMCO a monthly advisory fee at an annual rate set forth in Exhibit A to the Investment Advisory Contract (“Advisory Fee”).

4. Pursuant to the Third Amended and Restated Administration Agreement dated February [ ], 2008 (“Administration Agreement”), between the Trust and PIMCO, the Trust has retained PIMCO to provide or procure administrative and other services to the Trust and its shareholders. Pursuant to the Administration Agreement, each Fund pays to PIMCO a monthly administrative fee at the annual rates in respect of one or more classes of the Fund specified in the Administration Agreement (“Administrative Fee”).

5. Pursuant to the Investment Advisory Contract, each Underlying Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to the Administration Agreement, each Underlying Fund also pays to PIMCO a separate administrative fee for administrative and other services provided or procured by PIMCO to the Underlying Fund and its shareholders. The advisory fees and administrative fees paid by the Underlying Funds are collectively referred to herein as “Underlying Fund Fees.”

6. The Funds indirectly pay their proportionate share of the Underlying Fund Fees charged by PIMCO to the Underlying Funds in which each Fund invests.

7. In consideration of the Underlying Fund Fees indirectly paid by a Fund, each day PIMCO agrees to waive irrevocably all or any portion of: (i) first, the Administrative Fee that would otherwise be paid by the Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Fund at the Underlying Fund level; and (ii) second, to the extent necessary, the Advisory Fee that would otherwise be paid by the Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Fund at the Underlying Fund level. In no event will PIMCO be required to reimburse a Fund for any amount in excess of accrued Administrative Fees or Advisory Fees attributable to any day.

8. This Agreement shall become effective on February [ ], 2008, and shall remain in effect for so long as the Investment Advisory Contract remains in effect between the Funds and PIMCO. This Agreement shall terminate upon termination of the Investment Advisory Contract, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to the PIMCO at its principal place of business.

9. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

10. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, Administrative Fee or Underlying Fund Fees, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, Administration Agreement or the 1940 Act.

11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Funds. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Funds, as provided in the Trust’s Declaration of Trust, as amended and restated March 31, 2000, and as amended from time to time.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Funds

By:
Name:
Title:

ACCEPTED AND AGREED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:
Title: